Exhibit 99.2

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES UNWINDING
OF RECENT TRUST PREFERRED SECURITIES ISSUANCE

East Lansing, Mich. (November 21, 2003) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) announced today that it has unwound its participation in the October 29, 2003 trust preferred pool transaction. As a result of this action, the Company is eliminating $20.6 million of debt from its balance sheet and is improving its debt to equity ratio from 28% to 18%.

“Following our announcement of the significant losses earlier this month, this action, coupled with our previous announcement to exit from the healthcare and workers’ compensation businesses, keeps APCapital as a strong and financially secure company,” stated Chief Financial Officer Frank H. Freund.

APCapital has $204 million of shareholders’ equity as of September 30, 2003, and $161 million in statutory capital, neither of which are affected by this redemption. After redeeming the debt securities, the Company will have $28 million of funds available at the Holding Company to support its statutory surplus. Net premiums written for professional liability for the last twelve months totaled $163 million.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers and to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in Michigan and all of our states of operation, our potential inability to execute our business strategy, the consummation of the previously announced plan to exit our workers’ compensation and health lines of business, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets, an interruption or change in our principal third-party distribution relationship, the effect on our premium writings from the reduction of our financial strength ratings by A.M. Best Company and by Standard & Poor’s and the potential for any further ratings actions, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

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